Exhibit 10.2

EYEGATE PHARMACEUTICALS, INC.

Amendment to Third Amended and Restated Employment Agreement

This Amendment (this “Amendment”) to the Agreement (as such term is defined below) is made by and between EyeGate Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and Stephen From (the “Employee”), as of November 26, 2019. Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Agreement.

WHEREAS, the Employer and the Employee entered into that certain Third Amended and Restated Employment Agreement, dated as of November 29, 2017 (the “Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee each hereby agrees as follows:

1.       Amendment.

a.       The Agreement is hereby amended by deleting the table appearing in Section 8.9 thereof in its entirety and replacing it with the following:

Transaction Value	Percentage of Transaction Value
Up to $25,000,000.00	0.00%
$25,000,000.00 to $37,499,999.99	1.00%
$37,500,000.00 to $49,999,999.99	1.10%
$50,000,000.00 to $62,499,999.99	1.20%
$62,500,000.00 to $74,999,999.99	1.30%
$75,000,000.00 to $99,999,999.99	1.40%
$100,000,000.00 and greater	1.50%

b.       The Agreement is hereby amended by deleting Section 10.2(c) thereof in its entirety and replacing it with the following:

“(c)       If the employment of the Employee is terminated by the Employer for any reason other than for Cause (as defined in Section 10.2(e) below) at any time or if the employment of the Employee is terminated by the Employee for Good Reason then, subject to Sections 10.3 and 13 and subsection (d) hereof, and in addition to the Accrued Benefits, the Employee shall be entitled to: (i) severance pay in the form of a continuation of the periodic payment of his salary for a period of eighteen (18) months from the Termination Date; and (ii) an amount equal to the product of (A) the maximum performance bonus, pursuant to Section 8.2, that he would have been eligible to receive for the year in which such termination occurs, assuming achievement by the Employer (or otherwise) of all applicable performance metrics at the “target” level, multiplied by (B) 1.5, which shall be payable no later than the last installment of his severance. The continued salary payments referred to in the foregoing clause (i) shall be made in accordance with the Employer’s standard payroll practices and timing as in effect from time to time.”

2.       Miscellaneous.

a.       No Waiver or Further Amendment, Change, or Modification. This Amendment shall not constitute or be construed as a waiver of any term, provision, or right set forth in the Agreement; and except as otherwise set forth in this Amendment, the Agreement shall continue in full force and effect and without any amendment, change, or modification.

b.       Incorporation. Except as expressly set forth above, this Amendment incorporates and is subject to any and all terms, provisions, and conditions set forth in the Agreement.

c.       Counterpart Execution. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

EMPLOYER:

EYEGATE PHARMACEUTICALS, INC.

/s/ Paul Chaney
Paul Chaney, Chairman

EMPLOYEE:

/s/ Stephen From
Stephen From

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